Sigma Labs, Inc. Raises Approximately 1.1 Million Dollars Through Recent Private Placement Offering

SANTA FE, N.M., April 20, 2011 /PRNewswire/ -- Sigma Labs, Inc. (OTCBB: SGLB.OB) announced today that on April 15, 2011, the company closed a private placement offering of shares of its common stock, resulting in gross proceeds of approximately 1.1 million dollars.

Mark Cola, President of Sigma Labs, stated, "We are very pleased to successfully close this private placement offering which will provide us the capital required to pursue strategic business growth opportunities that will result in sustainable revenue potential for the company and its shareholders. These funds will assist us in hiring key personnel who will help expand and vigorously grow our product offerings, as well as enhance our market penetration."

Richard Mah, CEO of Sigma Labs, added, "The company plans to use these proceeds for, among other things, further product development for In-Process Quality Assurance (IPQA®) and advanced manufacturing, as well as for new product development work in advanced reactive materials and munitions, materials technologies for dental implants, and for the purpose of solidifying some of our potential engineering contracts in the area of advanced manufacturing."

About Sigma Labs, Inc.

Sigma Labs, Inc. comprises leading scientists and engineers from Los Alamos National Laboratory with over 75 years of combined industrial R&D experience and has become a developer of manufacturing and materials technologies and an important R&D provider to first-tier integrators, including Boeing, Honeywell, and Pratt & Whitney, as well as to commercial firms within the United States and internationally. Sigma Labs, Inc. currently has contracts with both the federal Government and private industry to develop technologies from their conception through the design, building, and testing of prototype systems. Sigma Labs, Inc. is aggressively designing and developing innovative sensing, software products, materials technologies and other unique manufacturing quality assurance solutions for the federal Government and our commercial clients. Visit Sigma Labs at www.sigmalabsinc.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission, including our Report on Form 8-K that was filed in connection with the transaction we recently completed with B6 Sigma. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Mark Cola, President of Sigma Labs, Inc., +1-505-438-2576